POWER OF ATTORNEY


     I hereby appoint S. Amber Gordon, Caridad C. Miller or Marc P. Levy to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form 3, 4 or 5 or any amendment thereto required to be filed by the undersigned in his or her capacity as a "reporting person" (as defined in Part 1(a) of the instructions to Form 3) of Comtex News Network, Inc. under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Ms. Gordon, Ms. Miller or Mr. Levy in writing that their authority to act on my behalf in this manner has been withdrawn.

     I have signed this power of attorney on August 13, 2003.


                         By:     /S/ LAURENCE SCHWARTZ



                           STATE OF CONNECTICUT

                          COUNTY OF NEW HAVEN
In VIRGINIA, on the 13TH day of AUGUST, 2003, before me, a Notary Public in and for the above state and county, personally appeared LAURENCE SCHWARTZ, known to me or proved to be the person named in and who executed the foregoing instrument, and being first duly sworn, such person acknowledged that he or she executed said instrument for the purposes therein contained as his or her free and voluntary act and deed.
                               /S/ JENNIFER L. DODD
                               NOTARY PUBLIC
                               My Commission Expires: 10/31/05

(SEAL)